Exhibit 3.2

MBNA CORPORATION
Composite Bylaws

ARTICLE I — STOCKHOLDERS

Section 1. Annual Meeting

     The annual meeting of the stockholders of the Corporation, for the election of the directors and for the transaction of such other business within the power of the Corporation as properly may come before the meeting, shall be held at such place as the Board of Directors may designate, at such date and hour during the period of April 15 through May 15 as shall be determined by the Board of Directors. (as amended January 22, 2002)

Section 2. Special Meeting

     At any time in the intervals between annual meetings, a special meeting of the stockholders may be called by the Chief Executive Officer or by the President or by the Board of Directors. Upon the request in writing by stockholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting, the Secretary shall call a special meeting of the stockholders. The request shall state the purpose of the meeting and the matters proposed to be acted on. The Secretary shall inform such stockholders of the reasonably estimated costs of preparing and mailing the notice of the meeting and, upon payment to the Corporation of such costs, the Secretary shall give notice of the time, place and purpose of the meeting in the manner provided in these Bylaws. Unless requested by stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting, a special meeting need not be called to consider any matter which is substantially the same as a matter voted on at any special meeting of the stockholders held during the preceding 12 months. (as amended November 1, 2002)

Section 3. Notice of Meeting

     Not less than ten (10) days nor more than ninety (90) days before the date of every stockholder’s meeting, the Secretary shall give to each stockholder entitled to vote thereat, written, printed or electronic notice stating the time and place of such meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called. Notice is given to a stockholder when it is personally delivered to the stockholder; left at the stockholder’s residence or usual place of business; mailed to the stockholder’s address as it appears on the Corporation’s records; or transmitted to the stockholder by electronic mail to any electronic mail address of the stockholder or by any other electronic means.

Section 4. Notice of Stockholders Business

     At any annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, the business, including any nomination for election of directors, must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (ii) otherwise properly brought before the meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before the meeting by a stockholder who complies with the notice procedures set forth in this Section 4.

     For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must be a proper matter for stockholder action. To be timely, such notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely any such notice must be so delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. In the event that the number of directors is increased and there is a public announcement of the increase or a public announcement naming all of the nominees for director at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall be considered timely if delivered within the time period described above. If such public announcement is made later, a stockholder’s notice shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

     Any such notice by a stockholder shall set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and address of the stockholder proposing such business, as they appear on the Corporation’s books, and of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of the capital stock of the Corporation which are beneficially owned by such stockholder and such beneficial owner, if any, and (iv) any material interest of such stockholder and such beneficial owner, if any, in such business. If a stockholder proposes the nomination for election of directors, such notice by the stockholder shall also set forth as to each person whom the stockholder proposes to nominate (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the capital stock of the Corporation which are beneficially owned by such person and

(iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934 (“Exchange Act”) or any successor regulation thereto, including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected and whether any person intends to seek reimbursement from the Corporation of the expenses of any solicitation of proxies should such person be elected a director of the Corporation. No person shall be entitled to receive reimbursement from the Corporation of the expenses of a solicitation of proxies for the election as a director of a person named in such notice unless such notice states that such reimbursement will be sought from the Corporation.

     Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the board of directors or (ii) by a stockholder who complies with the notice procedures set forth in this Section 4. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder may nominate a person or persons, as the case may be, for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder gives timely notice thereof to the Secretary of the Corporation in writing and setting forth the information required in the paragraph immediately above. To be timely, any such notice must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

     For purposes of this Section 4, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

     Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at any annual or special meeting except in accordance with the procedures set forth in this Section. The chairman of the annual or special meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section and, if he should so determine, he shall so declare to the meeting that any such business not properly brought before the meeting shall not be considered or transacted.

     Notwithstanding the foregoing provisions of this Section 4, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 4. Nothing in this Section 4 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of preferred stock to elect directors under specified circumstances.

Section 5. Quorum

     At any meeting of stockholders the presence in person or by proxy of stockholders entitled to cast a majority of the votes thereat shall constitute a quorum.

     A meeting of stockholders convened on the date for which it was called may be adjourned from time to time by vote of a majority of the shares present in person or by proxy even if less than a quorum without further notice to a date not more than 120 days after the original record date. At such reconvened meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting originally called. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 6. Proxies

     At all meetings of stockholders, a stockholder may vote the shares owned of record by him either in person or by proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact. Such proxy shall be filed with the Secretary of the Corporation before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

Section 7. Voting

     Each stockholder shall be entitled to one vote for each share of stock held by him. At all elections of directors of the Corporation, each stockholder shall have the right to vote, in person or by proxy, the shares owned of record by him, for as many persons as there are directors to be elected and for whose election he has a right to vote. A plurality of the votes cast at a meeting of stockholders, duly called and at which a quorum is present, shall be sufficient to elect any director. A majority of the votes cast at a meeting of stockholders, duly called and at which a quorum is present, shall be sufficient to take or authorize action upon any other matter which may properly come before the meeting unless more than a majority of votes is required by law or the Charter.

ARTICLE II — DIRECTORS

Section 1. Powers

     The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, which may exercise all of the powers of the Corporation, except such as are by statute expressly conferred upon or reserved to the stockholders.

Section 2. Number and Tenure

     The number of directors of the Corporation shall be that number as may be fixed from time to time by resolution of the Board of Directors but in no event shall be less than the lesser of three (3) or the number of stockholders or more than twenty (20).

Section 3. Vacancies

     Any vacancy occurring in the Board of Directors, other than one occurring because of an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors. A vacancy occurring in the Board of Directors by reason of an increase in the number of directors may be filled by a majority of the entire Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

Section 4. Regular Meetings

     The Board of Directors shall meet for the purpose of organization, the election of officers, and the transaction of other business as soon as practicable after each annual election of directors. Notice of such meeting need not be given.

     The Board of Directors shall also meet regularly at such times as may be stated from time to time by the Board.

Section 5. Special Meetings

     Special meetings of the Board of Directors may be called by the Chairman of the Board of Directors, the Chief Executive Officer or by a majority of the Board. (as amended November 1, 2002)

Section 6. Notice

     Notice of every regular, except as otherwise provided in Article II, Section 4 of these Bylaws, or special meeting of the Board shall be given to each director at least one (l) day previous thereto by written notice delivered personally or mailed to his last known business or residence address, or by telegram sent to his last known business or residence address, or by personal telephone call. Any director may waive notice of any meeting by written waiver filed with the records of the meeting, either before or after the holding thereof. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 7. Quorum

     A majority of the Board of Directors shall constitute a quorum for the transaction of business, but if less than such quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

Section 8. Manner of Acting

     The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors unless the concurrence of a greater proportion is required for such action by law, the Charter or these Bylaws.

Section 9. Committees

     The Board of Directors may establish committees, composed of at least two directors, from among its members. Any such committee shall serve at the pleasure of the Board of Directors and shall have such powers in the management of the business and affairs of the Corporation as may be delegated by the Board of Directors consistent with law. The Board of Directors may fill any vacancy on a committee. Committees shall meet at the call of the Chairman of the Board of Directors or the Chief Executive Officer or any two or more members. A majority of the members of a committee shall constitute a quorum for the transaction of business and the actions of a majority of the members present at a meeting at which a quorum is present shall be the action of the committee. The members of any committee present at a meeting, whether or not they constitute a quorum, may appoint a director to act in the place of an absent member. Each committee shall report its actions to the Board of Directors. Any action taken by a committee shall be subject to review or alteration by the Board of Directors, provided that no rights of third persons arising from any action taken or permitted upon the failure of approval of such committee shall be affected by any such review or alteration or by disapproval by the Board of Directors of any report by the committee. (as amended November 1, 2002)

Section 10. Compensation

     Directors shall receive for their services as directors of the Corporation such compensation as shall be determined by resolution of the Board of Directors. A director may serve the Corporation or its subsidiaries in any other capacity and receive compensation therefor.

Section 11. Informal Action

     Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a written consent to such action is signed by all members of the Board of Directors and such written consent is filed with the minutes of proceedings of the Board of Directors.

ARTICLE III — OFFICERS

Section 1. Number

     The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers as the Board of Directors may elect or may be appointed as provided in Section 2 hereof. Any two offices may be held by the same persons, except those of President and Vice President, but no officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument is required to be executed, acknowledged or verified by any two or more officers. In its discretion, the Board of Directors may leave unfilled any offices except those of President, Treasurer and Secretary. (as amended November 1, 2002)

Section 2. Election and Tenure

     The officers of the Corporation shall be elected by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of the stockholders, or as soon after such first meeting as may be convenient. Each officer shall hold office for a term of one (l) year and until his successor shall have been duly elected and shall have qualified.

Section 3. Removal

     Any officer or agent of the Corporation may be removed by the Board of Directors whenever, in its judgment, the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. The Board of Directors may authorize any officer to remove subordinate officers.

Section 4. Vacancies

     A vacancy in any office may be filled by the Board of Directors for the unexpired portion of the term.

Section 5. Chairman of the Board

     The Chairman of the Board, if one is elected by the Board of Directors, shall preside at all meetings of the Board of Directors and stockholders and shall have such other duties as are provided in these Bylaws and as from time to time may be assigned by the Board of Directors or the Chief Executive Officer. (as amended November 1, 2002)

Section 6. Chief Executive Officer

     The Chief Executive Officer shall have general charge and supervision of the policies and affairs of the Corporation and shall have such other duties as are provided in these Bylaws and as from time to time may be assigned by the Board of Directors. The person who is Chief Executive Officer may also serve as the Chairman of the Board or President. In the absence of the Chairman of the Board of Directors or if one is not elected, the Chief Executive Officer shall perform the duties and exercise the functions of the Chairman of the Board of Directors. (as amended November 1, 2002)

Section 7. President

     The President shall have such duties as are provided in these Bylaws or as from time to time may be assigned by the Board of Directors or the Chief Executive Officer. In the absence of the Chief Executive Officer or if one is not elected, the President shall perform the duties and exercise the functions of the Chief Executive Officer. (as amended November 1, 2002)

Section 8. Vice Presidents

     The Vice President or Vice Presidents shall have such duties and functions as from time to time may be assigned by the Chief Executive Officer, except as may otherwise be provided by the Board of Directors. (as amended November 1, 2002)

Section 9. Secretary

     The Secretary shall be responsible for the minute books of the Corporation, in which he shall maintain and preserve the organization papers of the Corporation, the Articles of Incorporation, the Bylaws and the proceedings of regular and special meetings of the stockholders, the Board of Directors and any committees. He shall be responsible for the custody of the seal of the Corporation and shall be responsible for such other duties and functions as may be assigned from time to time by the Chief Executive Officer. (as amended November 1, 2002)

Section 10. Treasurer

     The Treasurer shall have general charge of the financial affairs of the Corporation. He shall in general have all powers and perform all duties and functions incident to the office of Treasurer and such as may from time to time be prescribed by the Chief Executive Officer. (as amended November 1, 2002)

Section 11. Other Officers

     Such other officers as may be elected by the Board of Directors shall have such powers and perform such duties as the Chief Executive Officer may from time to time prescribe. (as amended November 1, 2002)

Section 12. Salaries

     Salaries to be paid to all officers and employees shall be fixed in such manner as the Board of Directors may determine from time to time and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation. (as amended November 1, 2002)

Section 13. Special Appointments

     In the absence or incapacity of any officer, or in the event of a vacancy in any office, the Board of Directors may designate any person to fill any such office pro tempore or for any particular purpose. (as amended November 1, 2002)

Section 14. Voting Stock Held by the Corporation

     Unless otherwise ordered by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer or other officer thereunto duly authorized by the Chairman of the Board of Directors or the Chief Executive Officer shall have full power and authority on behalf of the Corporation to attend and to vote at any meeting of stockholders of any corporation in which this Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, and shall have power and authority to execute and deliver proxies and consents on behalf of this Corporation in connection with the exercise by this Corporation of the rights and powers incident to the ownership of such stock. The Board of Directors, from time to time, may confer like powers upon any other person or persons. (as amended November 1, 2002)

ARTICLE IV — INDEMNIFICATION

     The Corporation shall indemnify its directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify its officers to the same extent as its directors and to such further extent as is consistent with law. The Corporation shall indemnify its directors and officers who, while serving as directors or officers of the Corporation, also serve at the request of the Corporation as a director, officer, partner, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan to the fullest extent consistent with law. The indemnification and other rights provided by this Article shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Any director or officer seeking indemnification within the scope of this Article shall be entitled to advances from the Corporation for payment of the reasonable expenses incurred by him in connection with the matter as to which he is seeking indemnification in the manner and to the fullest extent permissible under the Maryland General Corporation Law without requiring a preliminary determination of ultimate entitlement of indemnification.

     The Board of Directors may make further provision consistent with law for indemnification and advance of expenses to directors, officers, employees and agents by resolution, agreement or otherwise. The indemnification provided by this Article shall not be deemed exclusive of any other right, with respect to indemnification or otherwise, to which those seeking indemnification may be entitled under any insurance or other agreement or resolution of stockholders or disinterested directors or otherwise.

     References in this Article are to the Maryland General Corporation Law as from time to time amended. No amendment of these Bylaws shall affect any right of any person under this Article based on any event, omission or proceeding prior to the amendment.

ARTICLE V — SEAL

     The seal of the Corporation shall be in the form of two concentric circles inscribed with the name of the Corporation and the year and State in which it is incorporated.

ARTICLE VI — ISSUE AND TRANSFER OF STOCK

Section 1. Issue

     Certificates representing shares of the Corporation shall be in such form as shall be determined by the Board of Directors. Each certificate shall be signed manually by, or bear the facsimile signature of, the Chairman of the Board, the Chief Executive Officer, the President, or a Vice President and countersigned by, or bear the facsimile signature of, the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer and shall be sealed with the corporate seal or a facsimile thereof. All certificates surrendered to the Corporation for transfer shall be cancelled, and no new certificates shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled, except that in case of a lost, stolen, destroyed or mutilated certificate, a new one may be issued therefor upon such terms and indemnity to the Corporation as the Board of Directors may prescribe. (as amended November 1, 2002)

Section 2. Transfer of Shares

     Transfer of shares of the Corporation shall be made only on its stock transfer books by the holder of record thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and on surrender for cancellation of the certificate for such shares. The person in whose name shares stand on the books of the Corporation shall be deemed to be the owner thereof for all purposes.

Section 3. Fixing Date for Determination of Stockholders’ Rights

     The Board of Directors may fix, in advance, a date as the record date for the purpose of determining stockholders entitled to notice of, or to vote at, any meeting of stockholders, or stockholders entitled to receive payment of any dividend or the allotment of any rights, or in order to make a determination of stockholders for another proper purpose. Only stockholders of record on such date shall be entitled to notice of, and to vote at, such meeting or to receive such dividends or rights, as the case may be and notwithstanding any transfer of any stock on the books of the Corporation after such record date fixed as aforesaid.

ARTICLE VII — EMERGENCIES

     During the period of an emergency declared by the President of the United States, or the person performing his functions, of a nature and sufficient severity to prevent the conduct and management of the affairs and business of the Corporation by its directors, officers and committees in the manner contemplated by these Bylaws (other than this Article VII), any two or more available members of the Board of Directors shall constitute a quorum of the Board of Directors for the full conduct and management of the affairs and business of the Corporation. Other provisions of the Bylaws or resolutions contrary to or inconsistent with the provisions hereof shall be suspended until it shall be determined by said interim Board of Directors that it shall be to the advantage of the Corporation to resume the conduct and management of its affairs and business under all the other provisions of the Bylaws and resolutions.

     If during any such emergency any authorized place of business of the Corporation shall be unable to function, all or part of the business ordinarily conducted at such location may be relocated elsewhere in suitable quarters as may be designated by the interim Board of Directors or by such persons as are then conducting the affairs of the Corporation. Any such temporarily relocated place of business of the Corporation shall be returned to its authorized location as soon as practicable.

ARTICLE VIII — CONTROL SHARE ACQUISITION STATUTE EXEMPTIONS

     Any acquisition of shares of the Corporation on or after January 21, 1991 by Alfred Lerner (or his successor in interest) (“Lerner”) or by The Progressive Corporation (or its successors in interest) (“Progressive”), or by any present or future affiliate or associate thereof so long as such affiliate or associate is at the time in question such an affiliate or associate (or any person acting in concert or in a group with any of the foregoing) is, pursuant to Section 3-702(b) of the Maryland General Corporation Law (the “MGCL”) (or any successor or replacement provision or statute), hereby approved for purposes of, and exempted from the provisions of, Subtitle 7 of Title 3 of the MGCL (or any successor or replacement provision or statute) with the result that any shares acquired by any such person shall have all voting rights otherwise appurtenant thereto, notwithstanding Subtitle 7 of Title 3 of the MGCL (or any successor or replacement provision or statute).

     Notwithstanding anything in the Charter or Bylaws of the Corporation (as each may be amended from time to time) to the contrary, this ARTICLE may not be amended, altered or repealed except with the unanimous approval of all of the members of the Board of Directors and the written consent of all persons or entities then in existence and specified above that may be adversely affected, or that may lose any privilege or right, as a result of such amendment, alteration or repeal.

ARTICLE IX — AMENDMENTS

     These Bylaws may be altered, amended or repealed, and new Bylaws may be adopted, by the Board of Directors. The stockholders of the Corporation shall have no power to make, amend or repeal any Bylaw.